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                       SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



Date of Report: September 30, 1996



                         MORTON INTERNATIONAL, INC.
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            (Exact name or registrant as specified in its charter)

    Indiana                       1-10270                   36-3640053
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(State of other          (Commission File Number)          (IRS Employer
 jurisdiction of                                            Identification
 incorporation)                                             Number)


           100 North Riverside Plaza, Chicago, Illinois 60606-1596
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           (Address of principal executive offices)     (Zip Code)






     Registrant's telephone number, including area code:  (312) 807-2421

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Item 5. Other Events
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On September 30, 1996, the following information was communicated to the public news media:


AUTOLIV AND MORTON INTERNATIONAL'S AIRBAG GROUP PLAN TO MERGE

STOCKHOLM and CHICAGO (September 30, 1996) -- Autoliv AB (Stockholm Stock Exchange - ALIV) and Morton International, Inc. (NYSE - MII) have signed a letter of intent to create a new automotive safety company by combining
Morton International's Automotive Safety Products business (ASP) with
Autoliv. The combined operations would become the largest airbag and car occupant restraint company in the world with more than U.S. $3 billion in sales, 15,000 employees and extensive operations in the U.S., Europe and Japan.

"The planned merger will be a perfect match with our strategy aimed at strengthening Autoliv's position in the U.S. and Japan, where ASP is already well established," said Mr. Paul Charlety, President and Chief Executive Officer of Autoliv, Europe's leading seat belt and airbag producer. Mr. Charlety continued: "ASP's airbag technologies will fit very well into our own total safety system product program, making the merged company the most complete partner in car occupant safety for the world's automotive industry."

Mr. S. Jay Stewart, Chairman and Chief Executive Officer of Morton International, stated, "This transaction will realize our strategic goal of creating a full systems automotive safety company, including airbags, sensors, steering wheels and seat belts. It will have excellent market positions on a worldwide basis for most of its product categories." Mr. Stewart added, "The companies anticipate that substantial synergies will be achieved over the next several years as a result of this combination which will benefit their customers and shareholders."

The business combination will result in the formation of a holding company to be named Autoliv Inc. which will be incorporated in the United States. The executive headquarters of Autoliv Inc. is expected to be located in either Amsterdam or London, with regional headquarters in Stockholm and Utah.

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The transaction is intended to be a merger of equals, in which Autoliv AB's shareholders will exchange their Autoliv shares for 53.5% of the equity of Autoliv Inc. and Morton International's shareholders will exchange their interest in ASP for 46.5% of Autoliv Inc. It is expected that the Autoliv Inc. shares will be listed on the New York Stock Exchange and, in the form of Swedish depositary receipts, on the Stockholm Stock Exchange. The merger will be treated as a purchase for accounting purposes.


The Board of Directors of Autoliv Inc. will initially consist of an equal number of designees of Autoliv and Morton International. Mr. Gunnar Bark, who was Chief Executive Officer of Autoliv AB until August 1996, will become Chairman of the Board of Autoliv Inc. Mr. S. Jay Stewart will be a director of Autoliv Inc. Mr. Fred Musone, President of ASP, will become the senior executive officer of Autoliv Inc. in the position as Chief Executive Officer and a director. Mr. Paul Charlety will become President and Chief Operating Officer and a director of Autoliv Inc.

Immediately prior to the transaction, Morton International will contribute its Specialty Chemicals and Salt businesses, together with US$ 750 million of cash funded by new indebtedness which will remain the obligation of ASP (which will become a subsidiary of Autoliv Inc.), to a new company, which will assume the Morton International name. Shares of New Morton International will be distributed to Morton International's shareholders on a pro rata basis at the effective date of the transactions. The distribution of New Morton International shares and the exchange of Autoliv Inc. shares for Morton International shares are expected to be tax-free transactions for U.S. federal income tax purposes. Mr Stewart indicated that the US$ 750 million of cash is expected to be used by New Morton International for repurchases of New Morton International shares and acquisitions following consummation of the transactions.

The execution of the definitive agreement, which the parties expect to enter into within six weeks, is subject to satisfactory completion of the parties' due diligence investigations, negotiation of a definitive agreement and approvals by the Board of Directors of each company. Consummation of the transactions will be subject to, among other things, approval by Morton International stockholders, acceptance by holders of at least 90% of Autoliv's outstanding shares of an exchange offer for Autoliv Inc. shares, receipt by Morton International of a ruling from the U.S. Internal Revenue Service regarding certain tax aspects of the transactions, and certain regulatory approvals. There can be no assurance that a definitive agreement will be reached or that the business combination will be consummated.

Morton International is a Chicago-based manufacturer and marketer of specialty chemicals, automotive inflatable restraint systems and salt.

Autoliv, with headquarters in Sweden, is one of the world's leading companies for airbags, seat belts and related equipment for personal safety in automobiles.
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                                   SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              MORTON INTERNATIONAL, INC.
                                                    (Registrant)



Dated: October 2, 1996                        By:    /s/ P. M. Phelps
                                                 ----------------------------
                                                        P. Michael Phelps
                                                 Vice President and Secretary
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